SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 15, 2007

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Unaudited Results of Operations and Financial Condition.

Beazer Homes USA, Inc. (“Beazer Homes” or the “Company”) is furnishing the accompanying unaudited condensed consolidated financial statements as of and for the three and nine month periods ended June 30, 2007 and 2006 and the related management’s discussion and analysis of financial condition and results of operations in order to provide the Company’s stockholders and the holders of its outstanding debt securities with updated financial and other information regarding the Company.

As previously disclosed in the Company’s Form 12b-25 Notification of Late Filing filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2007, the Company has not yet filed with the SEC the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007. The Company’s delay in filing the Form 10-Q is the result of an independent internal investigation being conducted by the Audit Committee of the Beazer Homes Board of Directors into Beazer Homes’ mortgage origination business, including, among other things, an investigation of certain evidence that the Company’s subsidiary, Beazer Mortgage Corporation, violated U.S. Department of Housing and Urban Development (“HUD”) regulations and may have violated certain other laws and regulations in connection with certain of its mortgage origination activities. The Audit Committee has retained independent legal counsel which, in turn, has retained independent forensic accountants, to assist with the investigation. During the course of the investigation, it was also discovered that the Company’s former Chief Accounting Officer caused reserves and other accrued liabilities, relating primarily to land development costs and costs to complete houses, to have been recorded in prior accounting periods in excess of amounts that would have been appropriate under generally accepted accounting principles. These reserves and other accrued liabilities, if reversed in subsequent accounting periods, could have been used to reduce the Company’s operating expenses by amounts that would not have been appropriate under generally accepted accounting principles. Other accounts and amounts reported in prior period financial statements may also have been affected.

The Company is not, at this time, able to predict or determine whether the ultimate outcome of the internal investigation will necessitate any adjustments with respect to the Company’s previously issued financial statements or whether the matters under investigation will have any impact on the Company’s financial results for the quarterly period ended June 30, 2007 or on the Company’s balance sheet as of such date. However, at this time, the Company does not believe that the amounts at issue with respect to the reserves and accrued liabilities described above during the three and nine month periods ended June 30, 2007 and 2006 are quantitatively material. The Company will complete a qualitative assessment of all identified errors and any resulting effects on the June 30, 2007 quarterly period or any prior periods upon completion of the internal investigation.  In addition, at this time, the Company does not believe that the resolution of the investigation will result in an adjustment to the Company’s previously reported cash position. The internal investigation is ongoing and, at this time, the Audit Committee has not been able to reach any prediction or conclusion with respect to the quantitative materiality of the mortgage origination issues under investigation.

Due to the internal investigation, the financial information in Exhibit 99.1 to this Form 8-K has not been reviewed by the Company’s independent registered public accounting firm and the Company’s financial results contained therein are subject to change to reflect any necessary corrections or adjustments resulting from the outcome of the investigation. As stated above, no determination has been made as to whether any adjustments will be required with respect to the Company’s previously filed financial statements.

The Company’s Audit Committee and its independent counsel are working expeditiously to complete the internal investigation as soon as practicable.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1  Business and preliminary unaudited financial information.

99.2  Press Release dated August 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: August 15, 2007	By:	/s/ Ian J. McCarthy
Ian J. McCarthy
President and Chief Executive Officer